Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of April 1, 2004, among Tommy Hilfiger Corporation, a British Virgin Islands corporation (together with its successors and assigns, “THC”), Tommy Hilfiger U.S.A., Inc. (together with its successors and assigns, “THUSA”), a wholly owned subsidiary of THC, and Joel J. Horowitz (“Executive”).

1. Employment. THUSA agrees to employ Executive hereunder, and Executive accepts such employment, for the period beginning as of April 1, 2004 (the “Effective Date”) and ending as set forth in Section 1(c) hereof (the “Employment Period”).

(a) Position and Duties.

(i) Effective as of the Effective Date and during the Employment Period, Executive shall continue in his appointment as a Director of the Board of Directors of THUSA and shall be appointed to serve as the Executive Chairman of THUSA, with the customary duties, responsibilities and authority of the Executive Chairman, including, without limitation, presiding over all of the meetings of the THUSA Board of Directors, and providing transitional support to the THUSA CEO and President with respect to the business and operations of THUSA. Notwithstanding the foregoing, at the direction of a majority of the Board of Directors of THC, THUSA may reassign the titles, position, duties, responsibilities and authority of the Executive Chairman during the Employment Period, provided, however, that upon such reassignment, Executive shall be considered an employee of THUSA through the Employment Period and the terms and conditions of this Agreement shall otherwise continue in full force and effect.

(ii) Effective as of the Effective Date and during the Employment Period, Executive shall continue in his appointment as a Director of the Board of Directors of THC (the “THC Board”) and shall be appointed by the THC Board to serve as the Executive Chairman of THC, with the customary duties, responsibilities and authority of the Executive Chairman, including, without limitation, presiding over all of the meetings of the THC Board of Directors, and providing transitional support to the THC CEO and President with respect to the business and operations of THC and its subsidiaries; provided, however, the services performed by the Executive within the United States shall be limited to the supervision and oversight of THC’s investment in its subsidiaries. Notwithstanding the foregoing, upon the approval of a majority of the Board of Directors of THC, THC may reassign the titles, position, duties, responsibilities and authority of the Executive Chairman during the Employment Period, provided, however, that upon such reassignment, Executive shall continue to be considered an employee of THC through the Employment Period and the terms and conditions of this Agreement shall otherwise continue in full force and effect. It is the intention of the parties that upon the expiration of Executive’s term as a Director of THC at the THC 2004 Annual Meeting, subject to the vote of the shareholders of THC, Executive shall be elected to and serve as a member of the THC Board for an additional 3-year term (the “New Director Term”), with such New Director Term to run partially during the Employment Period. Following the Employment Period, Executive may, at his discretion, continue to serve as a Director until the end of the New Director Term.

(iii) In his capacity as Executive Chairman of THC, Executive shall report to the THC Board and Executive shall devote substantially all his business time and attention to the business and affairs of THC and its subsidiaries. In his capacity as Executive Chairman of THUSA, Executive shall report to the THUSA Board of Directors. Anything herein to the contrary notwithstanding, nothing shall preclude Executive from (A) serving on the boards of directors of a reasonable number of other corporations (as disclosed to and approved by the THC Board) or the boards of a reasonable number of trade associations and/or charitable organizations, (B) engaging in charitable activities and community affairs, and (C) managing his personal investments and affairs, provided that such activities do not materially interfere with the proper performance of his duties and responsibilities under this Agreement.

(b) Salary, Bonus and Benefits.

(i) During the Employment Period, THUSA shall pay Executive base salary at an annualized rate of $1,000,000 in consideration for the performance of services on the behalf of THC and THUSA. Each payment of such base salary is referred to as “Base Salary,” and the annualized rate thereof is referred to as the “Annual Base Salary Rate.” The Base Salary shall be payable in accordance with THUSA’s regular payroll practices but, in any event, no less frequently than monthly.

(ii) For the fiscal year of THUSA ending March 31, 2005 (“FY 05”), Executive shall be eligible to earn an annual cash bonus (the “Annual Bonus”) payable by THUSA, on the terms and conditions set forth below. Any Annual Bonus that becomes due hereunder shall be paid when other bonuses are paid to Senior Executives (as defined below), but in any event not later than 90 days after the end of FY 05.

(A) The Annual Bonus shall be payable only (1) if the minimum net revenue goal set forth in clause (B) below (the “Minimum Net Revenue Goal”) is met, and (2) actual Income Before Taxes for FY 05 is at least 85% of the Budgeted Amount. If these conditions are met, the amount of the Annual Bonus shall be based upon actual Net Revenue and actual Income Before Taxes for FY 05, as compared to the Budgeted Amount of Net Revenue and the Budgeted Amount of Income Before Taxes (as those terms are defined below), and computed as set forth in clauses (B) through (F) below, based upon the amount of the Base Salary actually earned by Executive for FY 05 or the portion thereof during which he is employed hereunder (the “Earned Base Salary”). For these purposes: (i) “Income Before Taxes” shall mean the income before taxes of THC and its consolidated subsidiaries for FY 05, as reported in THC’s audited financial statements, provided that there shall be excluded from the calculation of Income Before Taxes (x) except to the extent reflected in the Budgeted Amount of Income Before Taxes, the cumulative effect of changes in accounting principles, and charges for impairment of goodwill and other intangible assets that were reflected in such audited financial statements as of the Effective Date, (y) the effect of acquisitions and divestitures that were not contemplated in the Budgeted Amount of Net Income Before Taxes, and (z) the effect of items specifically identified on the face of THC’s audited income statement as “special items” that were not contemplated in the Budgeted Amount of Net Income Before Taxes (including any benefits resulting from such special items); (ii) the “Net Revenue” means the net revenue of THC and its consolidated subsidiaries for FY 05, as reported in THC’s audited financial statements; and (iii) the “Budgeted Amount” of Income Before Taxes or of Net Revenue shall mean the budgeted amount of Income Before Taxes or of Net Revenue, as applicable, for FY 05 (calculated on a basis consistent with the calculations used for THC’s audited financial statements), as approved by the THC Board (after consultation with Executive) before the beginning of FY 05, subject to amendment by the THC Board (after consultation with Executive) within the period of 90 days after the beginning of the fiscal year.

(B) (i) The “Minimum Net Revenue Goal” shall be met only if the Net Revenue for FY 05 is at least equal to 90% of the Budgeted Amount of Net Revenue; (ii) if Net Revenue for FY 05 is equal to 90% or more, but less than 95%, of the Budgeted Amount of Net Revenue, the “Net Revenue Achievement Factor” shall equal 50%; and (iii) if Net Revenue for FY 05 is equal to 95% or more of the Budgeted Amount of Net Revenue, the “Net Revenue Achievement Factor” shall equal 100%.

(C) If the Minimum Net Revenue Goal is met, and actual Income Before Taxes for FY 05 equals the Budgeted Amount of Income Before Taxes, the amount of the Annual Bonus shall be (I) 100% of the Earned Base Salary, times (II) the Net Revenue Achievement Factor.

(D) If the Minimum Net Revenue Goal is met, and actual Income Before Taxes for FY 05 exceeds the Budgeted Amount of Income Before Taxes, the amount of the Annual Bonus shall equal (I) a percentage of the Earned Base Salary, equal to (x) 100% plus (y) 5% for each 1% of Income Before Taxes in excess of the Budgeted Amount of Income Before Taxes, up to a maximum of 200% of Earned Base Salary, times (II) the Net Revenue Achievement Factor.

(E) If the Minimum Net Revenue Goal is met, and actual Income Before Taxes for FY 05 is less than the Budgeted Amount of Income Before Taxes, but not less than 85% of the Budgeted Amount of Income Before Taxes, the amount of the Annual Bonus shall equal (I) the percentage of the Earned Base Salary based on the table below, times (II) the Net Revenue Achievement Factor:

Actual Income Before Taxes as a percentage of Budgeted Amount	Percentage of Earned Base Salary
At least 95% but less than 100%	75%
At least 90% but less than 95%	50%
At least 85% but less than 90%	25%

(iii) Except as provided below, during the Employment Period, Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs made available to the Senior Executives (as defined below) or to employees of THUSA generally, on a basis no less favorable than the basis provided to the Senior Executives, as such plans or programs may be in effect from time to time, including, without limitation, pension, profit sharing, savings and other retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance, and any other pension or retirement plans or programs and any other employee welfare benefit plans or programs that may be sponsored by THC or any of its affiliates from time to time, including plans that supplement the above-listed types of plans or programs, whether funded or unfunded; provided, however, that during the Employment Period, Executive shall not be eligible to participate in the Tommy Hilfiger U.S.A., Inc. Supplemental Executive Retirement Plan. For purposes of this Agreement, the “Senior Executives” means other senior executives of THC and THUSA, other than Tommy Hilfiger.

(iv) Except as provided below, during the Employment Period, Executive shall participate in all other benefits and perquisites available to the Senior Executives at levels, and on terms and conditions, that are commensurate with his positions and responsibilities hereunder, and shall receive such additional benefits and perquisites as the THC Board may, at its sole discretion, from time to time provide.

(v) During the Employment Period, THUSA shall provide Executive with the use of private aircraft in commuting between Nevada and New York, as well as an S-Class Mercedes Benz or comparable automobile for business and personal use in New York.

(vi) During the Employment Period, Executive shall not be eligible to participate in option or restricted stock grants and any other long-term incentive plans of THC and its affiliates, as in effect from time to time, in which the Senior Executives are eligible to participate.

(vii) During the Employment Period, Executive shall keep records of sufficient detail to permit THC and THUSA to allocate Executive’s compensation between THC and THUSA.

(c) Separations and Other Terminations.

(i) Except as hereinafter provided in this Section 1(c)(i), the Employment Period shall continue until, and shall end upon, March 31, 2005. Notwithstanding the foregoing, the Employment Period shall end early upon Executive’s death, Disability (as defined below) or resignation in writing or at such time as the THC Board determines to cause THUSA to terminate Executive’s employment prior to March 31, 2005 (a “Separation”). A Separation as a result of a resignation by Executive without Good Reason or a termination of Executive’s employment by THUSA without Cause shall be effective upon written notice by Executive to THUSA, or by THUSA to Executive, as applicable; provided that any such termination by THUSA must be approved by the THC Board. Executive agrees that he will resign from the THC Board, and from the boards of directors of any affiliates of THC of which he may be a member, upon a Separation prior to March 31, 2005. A voluntary resignation by Executive shall not be deemed to be a breach of this Agreement by Executive, and a termination of Executive’s employment by THUSA shall not be deemed to be a breach of this Agreement by THC or THUSA. The date on which any termination of Executive’s employment is effective, including March 31, 2005 if the Employment Period ends on such date without a prior Separation, is referred to as the “Date of Termination.”

(ii) If there is a Separation as a result of the termination of Executive’s employment by THUSA for Cause or by Executive without Good Reason, Executive shall be entitled to (A) Base Salary through the Date of Termination, (B) the balance of any accrued and vested amounts or benefits under Sections 1(b)(iii), l(b)(iv), and 10(a) hereof which he would otherwise be entitled to receive as of the Date of Termination, but which have not theretofore been paid or provided, and (C) all other rights and benefits in which Executive is vested or entitled to under the plans, agreements or policies of THC or any of its affiliates, as applicable, or by law as of the Date of Termination. If the Employment Period ends without a prior Separation, Executive shall be entitled to the payments and benefits described in the preceding sentence, together with any Annual Bonus for FY 05 to which Executive is entitled and that has not yet been paid.

(iii) If there is a Separation as a result of Executive’s death, then: (A) his estate or beneficiaries (as the case may be) shall be entitled to (1) the payments and benefits described in the first sentence of Section 1(c)(ii) hereof and (2) a lump-sum payment equal to the Annual Bonus (if any) for FY 05, calculated based on the Earned Base Salary through the Date of Termination and the Net Revenue and Income Before Taxes for all of FY 05, and payable following the end of FY 05, all in accordance with Section (1)(b)(ii) (a “Pro-Rata Bonus”); and (B) Executive’s eligible dependents shall be entitled to participate for one year in the medical plans of THUSA to the extent, and on the same terms and conditions as, such dependents were participating in such plans as of Executive’s death, with continuation coverage thereafter to be provided to the extent required by the continuation coverage requirements of Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended, and Section 4980B of the Code (“COBRA”).

(iv) “Disability” shall mean Executive’s disability within the meaning of the long-term disability benefit plan of THC and its affiliates in which he participates, which shall provide him with benefits not less favorable than those that would be available to the Senior Executives upon their disability. If there is a Separation as a result of Executive’s Disability, then in addition to any benefits provided to Executive under such long-term disability plan: (A) Executive shall be entitled to the payments and benefits described in the first sentence of Section 1(c)(ii) hereof and to a Pro-Rata Bonus; and (B) Executive and his eligible dependents shall be entitled to participate for one year in the medical plans of THUSA to the extent, and on the same terms and conditions as, Executive and such dependents were participating in such plans as of the Date of Termination, with benefits thereafter to the extent required by COBRA; provided that Executive and his spouse may continue to participate in THUSA’s or any of its affiliates’ Senior Executive Medical Plan, as such may be in effect at the time, at Executive’s sole cost and expense, until the earlier of Executive’s becoming eligible to receive such benefits from a new employer or under Medicare, or his death.

(v) If there is a Separation as a result of the termination of Executive’s employment by THUSA without Cause or by Executive with Good Reason:

(A) Executive shall be entitled to the payments and benefits described in the first sentence of Section 1(c)(ii) above and a lump sum payment equal to the Annual Base Salary Rate calculated from the Date of Termination until March 31, 2005, and the Annual Bonus (if any) for FY 05, payable following the end of FY 05, all in accordance with Section 1(b)(ii);

(B) Notwithstanding the foregoing, following the Date of Termination, Executive shall continue to adhere to the covenants set forth in Section 2 and Sections 4 through 7 of this Agreement and THUSA shall have no obligation to make or continue to make, as applicable, the payments described in this Section if Executive commits, following the Date of Termination, any willful, material breach of any of the covenants set forth in Section 2 and Sections 4 through 7.

(vi) In addition to the other benefits set forth in this Section 1(c), if there is a Separation as a result of the termination of Executive’s employment by THUSA without Cause or by Executive with Good Reason, then Executive shall be entitled to the following: Until the earlier to occur of (A) Executive becoming eligible to receive such benefits from a new employer or under Medicare, or (B) 24 months following the Date of Termination, Executive and his spouse may participate, at the same cost and expense as other similarly situated Senior Executives, in THUSA’s or any of its affiliates’ Senior Executive Medical Plan and life insurance benefit plan, as such may be in effect from time to time, with benefits comparable to benefits provided to the Senior Executives; provided that Executive and his spouse may continue to participate in such Senior Executive Medical Plan, as such may be in effect at the time, at Executive’s sole cost and expense, until the earlier of Executive’s becoming eligible to receive such benefits from a new employer or under Medicare, or his death. If this Agreement expires by its terms on March 31, 2005 without a prior Separation, Executive and his spouse may also continue to participate in such Plan, as such may be in effect at the time, at Executive’s sole cost and expense, until the earlier of Executive’s becoming eligible to receive such benefits from a new employer or under Medicare, or his death.

(viii) For purposes hereof, “Cause” means:

(1)	Executive is convicted of or enters a plea of nolo contendere to a felony, or a majority of the independent members of the THC Board determines in good faith, based on reliable and substantial evidence, that Executive has committed a felony;

(2)	Executive commits any willful breach of any of the covenants set forth in Section 2 and Sections 4 through 6 below, provided that such breach has resulted, or the THC Board determines in good faith in writing that such breach is likely to result, in material harm to THC or any of its affiliates;

(3)	Any of the representations by Executive set forth in Section 8 below shall not have been true as of the Effective Date (determined as if the phrase “to the best of his knowledge” did not appear in Section 8), provided that such failure to have been true results in material harm to THC or any of its affiliates;

(4)	Executive’s willful failure or refusal to perform any of his material duties or responsibilities under this Agreement, or to carry out reasonable lawful directions from the THC Board or from the THUSA Board with the concurrence of the THC Board in writing; provided that THUSA has given Executive notice of such failure or refusal and the steps to be taken to cure such failure or refusal, and Executive has failed to take reasonable steps to cure such failure or refusal within ten days after receiving such notice;

(5)	Executive engages in conduct that constitutes, theft, misappropriation of funds, embezzlement, material dishonesty or deliberate fraud (other than any violation of law committed in good faith by Executive and in a manner he reasonably believed to be in or not opposed to the best interests of THC and its affiliates and with respect to which he had no reasonable cause to believe his conduct was unlawful at the time the action was taken); provided that in any such case, the THC Board determines in good faith in writing that such conduct or violation has resulted, or is likely to result, in material harm to THC or any of its affiliates; or

(6)	Executive commits willful gross neglect of, or willful gross misconduct in carrying out, his duties under this Agreement.

An action or failure to act by Executive shall not be considered “willful” for these purposes if Executive believed in good faith that his action or failure to act was in, or not opposed to, the best interests of THC and its affiliates. A termination for Cause shall be effective on the date specified in a written notice to Executive by THUSA (as approved by a majority of the THC Board other than Executive), but not before Executive has been given written notice describing in detail the grounds on which the proposed termination is based and a reasonable opportunity to be heard, with his counsel, at a meeting of the THC Board. If THUSA terminates Executive’s employment in a purported termination for Cause, but it is subsequently determined by an arbitrator that the termination was not for Cause, the termination shall be considered to have been without Cause. A requirement that the THC Board do anything hereunder “in writing” shall be satisfied by a resolution or minutes of the THC Board (without limitation).

(ix) For purposes hereof, “Good Reason” means the occurrence of any of the following events without the written consent of Executive:

(A)	A reduction of the Annual Base Salary Rate or the target bonus opportunity as set forth in Section 1(b)(ii) above;

(B)	A failure of the shareholders of THC to elect Executive to the THC Board in 2004, unless he is re-appointed to the THC Board within 60 days after such election takes place; or

(C)	Any material breach by THC or THUSA of this Agreement.

A termination of employment by Executive with Good Reason shall be effective on the date specified in a written notice to THUSA by Executive, but not before (x) Executive has given written notice to THUSA of his intention to terminate his employment with Good Reason, such notice to describe in detail the grounds on which the proposed termination is based, and (y) THUSA and THC have failed to cure such grounds within thirty days after the date that such written notice has been given to THUSA.

(d) No Mitigation; No Offset. In the event of any termination of Executive’s employment, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

(e) Nature of Payments. Any amounts due under Section 1(c) hereof are in the nature of severance payments considered to be reasonable by THC and THUSA and are not in the nature of a penalty, and are intended as liquidated damages for THUSA’s termination of Executive’s employment without Cause or the action constituting Good Reason, and shall be the sole remedy therefor.

2. Inventions and Other Intellectual Property. Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, trademarks, slogans, product or other designs, business plans, logos, advertising or marketing programs, and all similar or related information which relate to THUSA’s or any of its affiliates’ business, research and development being conducted or products or services being sold or under development, at the time Executive’s employment terminates, and which are conceived, developed or made by Executive, whether alone or jointly with others, while employed hereunder (“Work Product”) belong to THC and THUSA. Executive shall promptly disclose such Work Product to THUSA and perform, at THUSA’s sole expense, all actions reasonably requested by THUSA (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). In addition, THUSA shall reimburse Executive for any reasonable fees and expenses of his counsel to review any documentation required pursuant to this Section 2.

3. Limitation. Section 2 of this Agreement regarding the ownership of inventions and other intellectual property does not apply to the extent application thereof is prohibited by any law the benefits of which cannot be waived by Executive. Executive hereby waives the benefits of any such law to the maximum extent permitted by law.

4. Confidential Information. Executive acknowledges that the information, observations and data obtained by him during the course of his employment hereunder concerning the business and affairs of THC and its affiliates, including without limitation information concerning acquisition opportunities in or reasonably related to the business or industry of THC and its affiliates, of which Executive becomes aware during his employment hereunder are the property of THC and its affiliates. Therefore, during and following the Employment Period, other than in the course of performing his duties for THC or any of its affiliates (including pursuant to Section 6 hereof), Executive agrees that he will not intentionally disclose to any unauthorized person or use for his own account any of such information, observations or data without the THC Board’s written consent, unless and to the extent that (x)

he is required to do so by law or by a court, governmental agency, legislative body, or other person (including any committee of any such agency, body or other entity) with apparent jurisdiction to order him to divulge, disclose or make accessible such information, (y) it is necessary to enforce his rights under this Agreement or any other agreement with THC or any of its affiliates or (z) the aforementioned matters become generally known to and available for use by the public or within the relevant trade or industry other than as a result of Executive’s violation of this Section 4; provided that before disclosing any such information, observations and data in reliance on clause (x), Executive shall give notice to THUSA as far in advance of the required disclosure as is lawful and practicable, shall use his best efforts to cooperate with THC and THUSA, at their sole expense, in their efforts to prevent such disclosure from being compelled, and shall use his best efforts to limit his disclosure to the minimum compelled by law or court order, except to the extent THC or THUSA agrees otherwise in writing. Executive agrees to deliver to THC at a Separation or any other termination of his employment, or at any other time as THC may reasonably request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of THC and its affiliates (including, without limitation, all acquisition prospects, lists and contact information) which he may then possess or have under his control; provided that Executive may retain for his personal use (and not for any use in violation of this Section 4 or Section 5 hereof) his personal papers and other materials of a personal nature, including diaries, calendars and Rolodexes, any information he reasonably believes may be necessary for tax purposes, any information showing his compensation or relating to reimbursement of expenses and copies of plans, programs and agreements relating to his employment or the termination thereof.

5. Non-Compete, Non-Solicitation.

(a) Executive acknowledges that in the course of his employment hereunder, he will become familiar with trade secrets and customer lists of and other confidential information concerning THC and its affiliates and may become familiar with trade secrets of predecessors of THC and its affiliates, and that his services will be of special, unique and extraordinary value to THC and THUSA.

(b) Executive agrees that during the Employment Period, and, thereafter, until September 30, 2005, he shall not directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor, employee or consultant of or in any other corporation or enterprise or otherwise, engage or be engaged in, or assist any other person, firm, corporation or enterprise in engaging or being engaged in, the wholesale distribution, licensing or outlet retailing of better designer apparel (consisting of men’s and women’s sportswear, jeanswear and/or children’s wear), accessories, footwear, fragrance and/or home furnishings in any geographic area in which THC or any of its affiliates is actively conducting such business both during the Employment Period and at the time Executive engages in such conduct (a “Competitive Business”). Anything herein to the contrary notwithstanding, Executive shall not be deemed to be in violation of this Section 5(b) if he provides services to (i) a subsidiary, division or affiliate of a Competitive Business if such subsidiary, division or affiliate is not itself engaged in a Competitive Business and Executive does not provide, and continues not to provide, services or assistance to, and does not have, and continues not to have, any responsibilities regarding, the Competitive Business or (ii) a private equity investment or consulting business that has investments in, or clients which are involved in, a Competitive Business, so long as Executive does not provide, and continues not to provide, services or assistance to, and does not have, and continues not to have, any responsibilities regarding, such Competitive Business.

(c) Executive further agrees that during the Employment Period, and, for a period of two years following any Separation or other termination of his employment hereunder, he shall not directly or indirectly solicit any Covered Employee (as defined below) to quit or abandon his or her employ with THC or such affiliate, for any purpose whatsoever. Anything herein to the contrary notwithstanding, upon the request of any employee of THC or its affiliates, Executive may provide personal references for such employee, including for employment with another entity with which Executive is not affiliated. For these purposes, a “Covered Employee” means (1) until the expiration of 180 days following a Separation or other termination of Executive’s employment, any employee of THC or of any of its affiliates, and (2) thereafter, any such employee with the title of vice president or above. THC and THUSA each acknowledges that its employees may join entities with which Executive is affiliated and that such event shall not constitute a violation of this Section 5(c) if Executive was not involved in soliciting such employee or directly or indirectly in hiring such employee or identifying such employee as a potential recruit.

(d) Nothing in this Section 5 shall prohibit Executive from being: (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than two percent of the outstanding stock of any class of a corporation, so long as Executive has no active participation in the business of such corporation.

(e) To the extent permitted by law, if, at the time of enforcement of this Section 5, a court or arbitrator holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court or arbitrator shall be allowed to revised the restrictions contained herein to cover the maximum period, scope and area permitted by law; provided that in no event shall such period, scope or area be broader than as set forth in this Section 5.

6. Cooperation. During and following the Employment Period, Executive shall cooperate with THC and its affiliates in connection with any litigation or governmental or regulatory investigation or proceeding, against or involving THC or any of its affiliates, whether administrative, civil or criminal in nature, in which and to the extent THC or such affiliate reasonably deems Executive’s cooperation necessary; provided that following the Employment Period, such cooperation shall only be required with respect to matters relating to his responsibilities for THC or THUSA (or any of their affiliates) or of which Executive has knowledge, and shall be subject to his other personal and business commitments. Executive shall be reimbursed by THUSA for his reasonable expenses, including without limitation travel and attorneys’ fees if Executive reasonably determines that separate representation is necessary, incurred in providing such cooperation. In addition, Executive shall be compensated for any such cooperation that occurs after the Relevant Date (as defined below) at the rate of $5,000 per day. For these purposes, the “Relevant Date” means (a) if there is a Separation as a result of the termination of Executive’s employment by THUSA without Cause or by Executive with Good Reason, the last day of the Salary Continuation Period, and (b) in all other cases, the Date of

Termination. Executive agrees that, in the event he or anyone acting on his behalf is served with any subpoena, order, directive or other legal process involving THC or any of its affiliates, he or his attorney shall use their best efforts promptly to notify THUSA’s Executive Vice President of Human Resources of such service and of the content of any testimony or information to be provided pursuant to such subpoena, order, directive or other legal process and as soon as reasonably practicable, send to THUSA’s Executive Vice President of Human Resources via overnight delivery (at the THUSA’s expense) a copy of said documents served upon him or someone acting on his behalf.

7. Nondisparagement. Following the Employment Period, Executive shall not make any public statements, written or oral, that disparage THC or any of its affiliates, or any of their respective then-current directors or senior executives. THC and THUSA agree that during and following the Employment Period, they shall not, and each of them shall direct its then-current directors and senior executives not to, make any public statements, written or oral, that disparage Executive. Notwithstanding the foregoing, nothing in this Section 7 shall prohibit Executive, THC or THUSA or their respective directors and senior executives, from (a) responding publicly to incorrect, disparaging or derogatory public statements by a party hereto, to the extent reasonably necessary to correct or refute such public statement or (b) making any truthful statement to the extent (i) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order such party to make such truthful statements or (ii) necessary in any litigation, arbitration or mediation involving this Agreement. In addition, nothing in this Section 7 shall prohibit THC or THUSA from making any truthful and factual press release or public filing that is approved by a majority of the independent directors of THC.

8. Executive Representations. Executive represents and warrants to THC and THUSA that to the best of his knowledge, (a) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound as of the Effective Date, (b) Executive is not a party to or bound by any legally binding contract or agreement as of the Effective Date that would prevent or hinder his performance of his obligations hereunder, and (c) upon the execution and delivery of this Agreement by the parties, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

9. Notices. Any notice provided for in this Agreement must be in writing and must be personally delivered, mailed by first class mail (postage prepaid and return receipt requested), or sent by reputable overnight courier service (charges prepaid) to the address below indicated, or sent by facsimile to the number below indicated:

If to THC or THUSA:

Tommy Hilfiger U.S.A., Inc.

25 West 39th Street

New York, New York 10018

Facsimile: 212-548-1818

Attention: Chief Executive Officer and President

With a copy to:

Tommy Hilfiger U.S.A., Inc.

25 West 39th Street

New York, New York 10018

Facsimile: 212-548-1660

Attention: Executive Vice President of Human Resources

If to Executive:

c/o Tommy Hilfiger U.S.A., Inc.

25 West 39th Street

New York, New York 10018

Facsimile: 212-548-1660

or such other address or number or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given (a) when personally delivered to the recipient with written acknowledgment of receipt, (b) three days after mailing by first class mail, (c) two days after being sent by a nationally recognized overnight courier with written acknowledgment of receipt or (d) when sent by facsimile with a printed record of completed transmission being obtained by the sender.

10. General Provisions.

(a) Expenses. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and THUSA shall promptly reimburse him for all legitimate business expenses incurred in connection with carrying out the business of THC and its affiliates, subject to documentation and in accordance with THUSA’s reimbursement polices.

(b) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein; provided that any reformation shall be effective only if the economic or legal substance of the transactions contemplated hereby would not thereby be affected in any manner materially adverse to any party hereunder; and provided, further, that Section 5(e) shall supersede this Section 10(b) with respect to the matters set forth herein, to the extent the two sections are inconsistent.

(c) Complete Agreement. It is acknowledged and agreed that the Amended and Restated Employment Agreement dated as of June 30, 1992, by and between THUSA and Executive, as amended as of March 8, 1994, August 7, 1998 and August 3, 2003 (the “Prior Agreement”), has expired as of March 31, 2004. This Agreement embodies the complete agreement and understanding among the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations among the parties, written or oral, which may have related to the subject matter hereof in any way, except for payment of any amounts that became due to Executive under the Prior Agreement before its expiration that remain unpaid. In the event of any inconsistency between any provision of this Agreement and any provision of any plan, employee handbook, personnel manual, program, policy, arrangement or agreement of THC or any of its affiliates applicable to Executive, the provisions of this Agreement shall control to the extent more favorable to Executive.

(d) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(e) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of Executive) and assigns. No rights or obligations of THC or THUSA under this Agreement may be assigned or transferred by them except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation, or the sale or liquidation of all or substantially all of the assets of THC or THUSA, as the case may be, provided in either case that the successor, assignee or transferee is the successor to all or substantially all of the assets of THC or THUSA and such successor, assignee or transferee assumes the liabilities, obligations and duties of THC or THUSA, as contained in this Agreement, either internally or as a matter of law. THC and THUSA each further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall take whatever action it legally can in order to cause such assignee or transferee to assume its liabilities, obligations and duties hereunder. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to compensation and benefits which may be transferred only by will, operation of law or as provided below in this Section 10(e) or in any applicable plan, program, grant or agreement of THC or any of its affiliates. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death by giving THUSA written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, references in this Agreement or any other agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary or beneficiaries, estate or other legal representative.

(f) Tax Withholding. THC and THUSA may withhold from any and all payments and benefits under this Agreement all federal, state, city, or other taxes to the extent required pursuant to any law or governmental regulation or ruling; provided that the payment of any such taxes with respect to equity awards shall be governed by the applicable plan or award agreement.

(g) Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(h) Remedies. Executive acknowledges that the provisions of Section 2 and Sections 4 through 7 above are reasonable and necessary for the protection of THC and its affiliates, and that they may be materially and irrevocably damaged if these provisions are not specifically enforced. Accordingly, Executive agrees that, in addition to any other relief or remedies available to THC and THUSA, and notwithstanding Section 10(l) below, THC and THUSA shall be entitled to seek an appropriate injunctive or other equitable remedy (including without limitation temporary, preliminary or permanent injunctive relief), which rights shall be in addition to any damages and any other rights or remedies to which it may be entitled, for the purposes of restraining Executive from any actual or threatened breach of, or otherwise enforcing such provisions, and no bond or security shall be required in connection therewith. THC and THUSA acknowledge that their covenants under Section 7 above are reasonable and necessary for the protection of Executive, and that he may be materially and irrevocably damaged if such covenants are not specifically enforced. Accordingly, THC and THUSA each agrees that, in addition to any other relief or remedies available to Executive, and notwithstanding Section 10(l) below, Executive shall be entitled to seek an appropriate injunctive or other equitable remedy (including without limitation temporary, preliminary or permanent injunctive relief), which rights shall be in addition to any damages and any other rights or remedies to which he may be entitled, for the purposes of restraining THC or THUSA from any actual or threatened breach of, or otherwise enforcing, such covenants, and no bond or security shall be required in connection therewith.

(i) Amendment and Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Executive and an authorized officer of THC or THUSA. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing, must specifically refer to the provision being waived, and must be signed by Executive or an authorized officer of either THC or THUSA, as applicable.

(j) Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which THUSA’s main executive offices are located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

(k) Survival. The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment, and/or the expiration of the Employment Period in accordance with Section 1(c) hereof, in each case to the extent necessary to the intended preservation of such rights and obligations. It is specifically acknowledged and agreed between the parties that the provisions of, and the restrictions and covenants set forth in, Section 2 and Sections 4 through 7 of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment for any reason.

(l) Resolution of Disputes. Any dispute or claim between THC or THUSA and Executive arising out of, or, in connection with this Agreement, any other agreement between Executive and THC and/or THUSA or in connection with Executive’s employment or termination thereof shall be resolved by binding arbitration, except as provided in Section 10(h) above. The arbitration shall take place in New York City and shall be before a neutral arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association, subject to modification by the National Rules for the Resolution of Employment Disputes to the extent the dispute or claim relates to employment discrimination. To the extent that Executive is the prevailing party in any such arbitration, as determined by the arbitrator, THUSA shall reimburse him for his reasonable attorneys’ fees, costs and disbursements in such proceeding. All costs of the arbitration shall be borne equally by THC and/or THUSA, on the one hand, and Executive on the other hand. The decision or award of the arbitrator shall be final and binding upon the parties hereto. The parties shall abide by all awards recorded in such arbitration proceedings, and all such awards may be entered and executed upon in any court having jurisdiction over the party against whom or which enforcement of such award is sought. In no event shall any party hereto be liable for punitive or exemplary damages in any such dispute.

(m) Contractual Rights and Obligations. This Agreement establishes contractual rights and obligations of Executive, THC and THUSA. Nothing herein shall be deemed to require THC or THUSA to segregate, earmark or otherwise set aside any funds or other assets, in trust or otherwise, for any payments that may be required hereunder.

11. Indemnification and Directors’ and Officers’ Liability Insurance.

(a) Executive shall be covered by directors’ and officers’ liability insurance on the same terms and conditions as the other officers and directors of THC and THUSA.

(b) Nothing in this Section 11 shall be construed as reducing or waiving any right to indemnification or advancement of expenses that Executive would otherwise have under THC’s or THUSA’s corporate governance documents or under applicable law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TOMMY HILFIGER CORPORATION

/s/ David F. Dyer
By:	David F. Dyer
Its:	Chief Executive Officer and President

TOMMY HILFIGER U.S.A., INC.

/s/ David F. Dyer
By:	David F. Dyer
Its:	Chief Executive Officer and President

/s/ Joel J. Horowitz
Joel J. Horowitz

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